Exhibit 99.1

(1)              In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this Form is being filed by: (i) Credit Suisse AG (the "Bank"), a Swiss bank, on behalf of its subsidiaries to the extent that they conduct business as the Swiss Universal Bank, Asia Pacific, International Wealth Management, Asset Management and Investment Banking operating divisions (collectively, the “Divisions” and together with the Bank and its subsidiaries, the "CS Reporting Person"), (ii) Banco Nacional de México, S.A., Member of Grupo Financiero Banamex, División Fiduciaria, in its capacity as trustee of the trust No. F/17938-6, a trust organized under the laws of Mexico ("Trust 1"), and (iii) Banco Nacional de México, S.A., Member of Grupo Financiero Banamex, División Fiduciaria, in its capacity as trustee of the trust No. F/17937-8, a trust organized under the laws of Mexico ("Trust 2", and together with Trust 1, the "Trusts", and collectively with the CS Reporting Person, the "Reporting Persons").

The address of the principal business and office of the Bank is Paradeplatz 8, 8001 Zürich, Switzerland. The address of the principal business and office of the CS Reporting Person is Paradeplatz 8, 8001 Zürich, Switzerland.  The address of the principal business and office of the Reporting Person in the United States is Eleven Madison Avenue, New York, NY 10010. The Bank is comprised of three regionally focused divisions: Swiss Universal Bank, Asia Pacific and International Wealth Management. Two other divisions specializing in investment banking capabilities support these regional businesses: Asset Management and Investment Banking. The Asset Management division has several businesses, one of these is Asset Management Mexico ("CSAM Mexico").

The Bank owns directly a majority of the voting stock of Grupo Financiero Credit Suisse (Mexico), S.A. de C.V. The address of the principal business and office of Grupo Financiero Credit Suisse (Mexico), S.A. de C.V is Torre Reforma 115, Reforma 115 Piso 26, Alcaldía Miguel Hidalgo, Mexico City 11000.

Grupo Financiero Credit Suisse (Mexico), S.A. de C.V. owns directly a majority of the voting stock of Banco Credit Suisse (Mexico), S.A. The address of the principal business and office of Banco Credit Suisse (Mexico), S.A is Torre Reforma 115, Reforma 115 Piso 26, Alcaldía Miguel Hidalgo, Mexico City 11000.

The Bank owns directly a majority of the voting stock, and all of the non-voting stock, of Credit Suisse Holdings (USA), Inc. (“CS Hldgs USA Inc”), a Delaware corporation. The address of the principal business and office of CS Hldgs USA Inc is Eleven Madison Avenue, New York, NY 10010.

CS Hldgs USA Inc owns all of the voting stock of Credit Suisse (USA), Inc. (“CS USA Inc”), a Delaware corporation and holding company. The address of the principal business and office of CS USA Inc is Eleven Madison Avenue, New York, NY 10010.

CS USA Inc owns all of the voting stock of CSAM Americas Holding Corp. (“CSAM Americas”), a Delaware corporation. CSAM Americas is the sole member of Credit Suisse Asset Management LLC (“CSAM LLC”), a Delaware limited liability company. CSAM LLC is an entity engaged in the business of rendering investment advice and providing discretionary investment management services and is registered as an investment adviser with the SEC under the U.S. Investment Advisers Act of 1940, as amended. The address of the principal business and office of CSAM Americas and CSAM LLC is Eleven Madison Avenue, New York, NY 10010.

Pursuant to certain Management Agreement (the “Management Agreement”), Banco Credit Suisse (Mexico), S.A. is, directly or indirectly, the manager of the Trusts. The Trusts are investment vehicles formed for the purpose of carrying out different type of investments, including investing in securities. Pursuant to the terms of the Management Agreement, Manager shall retain the advisory services of CSAM LLC on behalf of the Trusts and other investment vehicles. The business address of each of the Trusts is Avenida Revolución 1267, piso 11, Torre Anseli, Colonia Los Alpes, Alcaldía Álvaro Obregón, Mexico City 01010.

In accordance with the above, pursuant to certain Management Advisory Agreement, CSAM LLC, also provides management services to the Trusts, among other investment vehicles, as agreed to among the Manager and CSAM LLC.

The ultimate parent company of the Bank is Credit Suisse Group AG (“CSG”), a corporation formed under the laws of Switzerland. CSG is a global financial services company, active in all major financial centers and providing a comprehensive range of banking products. The business address of CSG is Paradeplatz 8, 8001 Zurich, Switzerland. CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the CS Reporting Person. CSG, its executive officers and directors, and its direct and indirect subsidiaries (other than CSAM Mexico) may beneficially own securities to which this Form 3 relates (the "Shares") and such Shares are not reported in this Form 3. CSG disclaims beneficial ownership of any Shares beneficially owned by its direct and indirect subsidiaries, including the CS Reporting Person. Each of the Divisions (other than CSAM Mexico) disclaims beneficial ownership of Shares beneficially owned by the CS Reporting Person. The CS Reporting Person disclaims beneficial ownership of any Shares beneficially owned by CSG and each of the Divisions (other than CSAM Mexico).

(2)              Reflects securities of the Issuer held of record by Trust 1.
(3)              Reflects securities of the Issuer held of record by Trust 2.
(4)              Nothing in this Form 3 shall be deemed to be an admission that the Reporting Persons are the beneficial owners of the securities reported herein, and each Reporting Person disclaims beneficial ownership of the securities reported herein, except to the extent of such person's pecuniary interest therein.